UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 31, 2008

BIG 5 SPORTING GOODS CORPORATION
(Exact name of registrant as specified in charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-49850 (Commission File Number)	95-4388794 (IRS Employer Identification No.)

2525 East El Segundo Boulevard, El Segundo, California (Address of principal executive offices)		90245 (Zip Code)
Registrant’s telephone number, including area code: (310) 536-0611
N/A
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):
        ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
        ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
        ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
        ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On December 31, 2008, the Registrant and its wholly owned subsidiary, Big 5 Corp., executed a Second Amended and Restated Employment Agreement (the “Second Amended Agreement”) with Steven G. Miller, our Chairman of the Board, President and Chief Executive Officer. The Second Amended Agreement amends and restates the Amended and Restated Employment Agreement between the Registrant, Big 5 Corp. and Steven G. Miller dated June 14, 2002 (the “Prior Agreement”). The principal purpose of the Second Amended Agreement was to amend the Prior Agreement to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and related regulations and guidance. In general, the changes reflected in the Second Amended Agreement relate to the timing of payments to Mr. Miller under his employment agreement following certain events. The Second Amended Agreement also updates various other provisions, including to conform Mr. Miller’s base salary to his current base salary. The Second Amended Agreement does not materially affect the scope or amounts of compensation or benefits that Mr. Miller is entitled to receive under his agreement.
Section 409A changed the income tax treatment of nonqualified deferred compensation and imposed new requirements on both the terms and operation of such compensation. Although the provisions of Section 409A have been in effect since 2005, and employers have been required to operate in good faith since that time, final regulations under Section 409A were not issued until 2007. Companies must amend affected nonqualified deferred compensation plans by December 31, 2008, to ensure that they comply with Section 409A and the Section 409A final regulations. Under the final Section 409A regulations, certain severance payments under the Prior Agreement can constitute deferred compensation
A copy of the Second Amended Agreement is attached hereto as an exhibit.
Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Second Amended and Restated Employment Agreement, dated as of December 31, 2008, by and between the Registrant, Big 5 Corp. and Steven G. Miller.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIG 5 SPORTING GOODS CORPORATION
(Registrant)

Date: January 6, 2009

/s/ Barry D. Emerson

Barry D. Emerson
Senior Vice President and Chief Financial Officer